Monarch Casino & Resort, Inc. Reports Second Quarter Net Revenue of $54.6 Million and Net Income of $5.7 Million

Second Quarter Adjusted EBITDA Increases 10.3% to $13.8 Million; Secures $250-Million Amended Credit Agreement to Support Monarch Casino Black Hawk Expansion

RENO, NV -- (Marketwired - July 20, 2016) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or "the Company") today reported operating results for the quarter and six months ended June 30, 2016, as summarized below:

($ in thousands,
 except per share
 data and
 percentages)        Three Months Ended June 30,  Six Months Ended June 30,
                    ----------------------------  -------------------------
                       2016      2015   Increase    2016     2015  Increase
                    --------- --------- --------  -------- ------- --------
  Net revenue       $  54,578 $  50,013      9.1% $104,327 $97,184      7.3%

  Adjusted EBITDA
   (1)                 13,765    12,483     10.3%   24,807  23,358      6.2%

  Net income        $   5,695 $   5,099     11.7% $ 10,270 $ 9,142     12.3%
                    ========= ========= ========  ======== ======= ========

  Basic EPS         $    0.33 $    0.30     10.0% $   0.60 $  0.54     11.1%
  Diluted EPS       $    0.32 $    0.29     10.3% $   0.58 $  0.53      9.4%
(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented, "The 2016 second quarter marks Monarch's seventh consecutive quarter of double digit net income growth as we continue to generate strong financial results at Atlantis Casino Resort Spa in Reno and Monarch Casino Black Hawk. Ongoing facility investments and initiatives to deliver market-leading guest experiences helped drive a 9.1% increase in second quarter net revenue to $54.6 million and a 10.3% improvement in Adjusted EBITDA to $13.8 million.

"Atlantis continues to benefit from Reno's ongoing evolution from a gaming-centric economy to a more diversified economic base with increased investment by the healthcare, manufacturing and technology sectors. In addition to Tesla's decision to build its battery mega-factory here, substantial additional public and private investment is underway throughout the region to modernize local infrastructure and transform Reno into a commercial, cultural and recreational hub. In Denver, Monarch Casino Black Hawk's key market, the positive economic trends continue, including population growth, increased corporate investment and household income growth. The Denver metropolitan area is located approximately one hour from Black Hawk, supplying a prosperous guest base of over three million people.

"In addition to benefitting from a healthy macroeconomic environment in Reno, our performance at Atlantis during the quarter also is driven by our commitment to continuous property renewal. The second quarter was the first full operating quarter for our newly redesigned and upgraded Toucan Charlie's buffet, which reopened in March 2016. Our new surface parking added additional guest convenience in the second quarter, as well. Frequent recognition by respected independent industry observers, such as our receipt of the 2016 Forbes Four-Star Award for Spa Atlantis, acknowledges our success in delivering on our commitment to provide the best casino resort experience in Reno.

"Continuing the trend of the past several quarters, Monarch Casino Black Hawk gained share during the second quarter. Guests increasingly are attracted to the quality of our upgraded product offerings, in the midst of our expansion project. Construction of the new garage should be completed later this quarter. Preparation continues for our next phases: demolition of the original garage and commencement of the hotel tower construction.

"Significant growth opportunities lie ahead and we believe Monarch will benefit from these opportunities in 2016 and beyond. This is an exciting time for our Company and our entire team is thrilled to deliver continued growth for our stockholders going forward."

Summary of 2016 Second Quarter Operating Results
For the 2016 second quarter, consolidated net revenue of $54.6 million grew 9.1% year-over-year, reflecting solid revenue growth at both Atlantis and Monarch Casino Black Hawk. Revenue from the Company's casino operations rose 8.9% on a year-over-year basis, food and beverage revenue rose 11.2% and hotel revenue grew 3.5%. Consolidated promotional allowance increased by $0.8 million or 7.4%.

The Company generated consolidated Adjusted EBITDA of $13.8 million in the second quarter of 2016, an increase of $1.3 million, or 10.3%, over the same period a year ago.

Casino operating expense as a percentage of casino revenue decreased to 41.5% for the second quarter compared to 42.1% in the second quarter of 2015 due to increased casino revenues combined with operating cost efficiencies. The increase in food and beverage operating expense as a percentage of food and beverage revenue for second quarter to 41.2% from 39.5% in the 2015 quarter was driven by the ramp up of our newly upgraded Toucan Charlie's buffet at Atlantis. Hotel operating expense as a percentage of hotel revenue increased to 30.9% for the second quarter of 2016 compared to 28.8% for the same period in the prior year primarily as a result of slightly lower occupancy and higher labor cost.

Selling, general and administrative ("SG&A") expenses for the 2016 second quarter increased $1.2 million year-over-year to $14.5 million but were flat as a percentage of overall revenue.

Monarch Black Hawk Expansion Update
Summarized below is an update on the Company's ongoing upgrade and expansion of Monarch Casino Black Hawk, including the expected costs and completion dates for the project as well as the amounts spent through June 30, 2016:

                       -----------------------------------------------------
                                    Total Spent
                                    Through June   Left to      Estimated
$ in millions              Cost       30, 2016      Spend    Completion Date
                       ----------- ------------- ----------- ---------------
I. Existing Facility
  Monarch Casino Black
   Hawk (1)                $76          $76           -         Completed
                                                                 Interior
                                                                completed;
  Existing Facility                                           Exterior 2016-
   Upgrade (2)(3)       $34 - $36       $18       $16 - $18        2017
                       ----------- ------------- -----------
    Total Existing
     Facility          $110 - $112      $94       $16 - $18
                       ----------- ------------- -----------

II. Expansion
  Acquired Land
   Parcels                 $10          $10           -         Completed
  Parking Structure
   (3)                  $38 - $41       $35        $3 - $6         3Q16
  Hotel Tower & Casino
   (4)                 $229 - $234       -       $229 - $234       1Q19
  Other (3)              $8 - $10        $9        $0 - $1         1Q19
                       ----------- ------------- -----------
    Total Expansion    $285 - $295      $54      $231 - $241
                       ----------- ------------- -----------
    Total Cost         $395 - $407      $148     $247 - $259
                       =========== ============= ===========

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk
    (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to interior, which was completed in August 2015, and exterior of existing facility to match the design of the master planned expansion.
(3) The Company expects to fund the amount left to spend primarily from operating cash flow.
(4) The Company anticipates funding the hotel tower and casino expansion from a combination of operating cash flow and its existing credit facility.

The Company is making continued progress with the Monarch Casino Black Hawk expansion project. In early June, Monarch reported that completion of the new parking structure was delayed by approximately three months to the third quarter of 2016. As a result, construction of the hotel tower and casino expansion is expected to begin in the first quarter of 2017. The Company plans to open floors of the new tower, beginning with the casino expansion and additional restaurants, as they are finished and is targeting completion of the entire project in the first quarter of 2019. Monarch does not expect the delayed completion of the parking structure to impact the overall project budget.

Credit Facility
During the 2016 second quarter, the Company made net principal payments of $0.4 million which reduced the amount outstanding on its credit facility to $35.0 million as of June 30, 2016. Capital expenditures of $6.3 million in the second quarter of 2016 represent costs related to the Monarch Casino Black Hawk master development plan and ongoing maintenance spending in Reno and Black Hawk. Capital expenditures in the second quarter were funded from the Company's operating cash flows.

Interest expense for the 2016 second quarter decreased to $60 thousand from $181 thousand in the second quarter of 2015 due to lower average outstanding borrowings in the 2016 second quarter compared to the 2015 second quarter.

On July 20, 2016, Monarch entered into an amended and restated credit facility, under which the former $100 million credit facility was increased to $250 million and the maturity date of the credit facility was extended from November 15, 2016 to July 20, 2021. Monarch may use borrowings from the credit facility to pay for costs related to the expansion project at its Monarch Casino Black Hawk, and for working capital needs, general corporate purposes, and ongoing capital expenditure requirements.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions; (iii) plans, objectives and expectations regarding Atlantis and/or Monarch Casino Black Hawk; and (iv) plans, costs, financing, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Casino Black Hawk master development plan and expansion project, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.monarchcasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Company acquired Monarch Casino Black Hawk, the first casino encountered by visitors arriving from Denver on Highway 119, in April 2012. The property features approximately 30,000 square feet of casino space, approximately 720 slot machines, 14 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, a new parking structure and associated support facilities. The planned nine story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,500 parking spaces.

                         - financial tables follow -

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                 (Unaudited)

                                     Three months ended   Six months ended
                                          June 30,            June 30,
                                     ------------------  ------------------
                                       2016      2015      2016      2015
                                     --------  --------  --------  --------
Revenues
  Casino                             $ 41,999  $ 38,551  $ 81,731  $ 75,990
  Food and beverage                    15,546    13,975    28,960    27,078
  Hotel                                 6,034     5,828    11,137    10,565
  Other                                 2,828     2,668     5,499     5,268
                                     --------  --------  --------  --------
    Gross revenues                     66,407    61,022   127,327   118,901
  Less promotional allowances         (11,829)  (11,009)  (23,000)  (21,717)
                                     --------  --------  --------  --------
    Net revenues                       54,578    50,013   104,327    97,184
                                     --------  --------  --------  --------

Operating expenses
  Casino                               17,435    16,228    34,765    32,564
  Food and beverage                     6,411     5,524    12,191    10,743
  Hotel                                 1,866     1,676     3,480     3,195
  Other                                   988     1,114     1,947     2,048
  Selling, general and
   administrative                      14,536    13,317    27,687    25,896
  Depreciation and amortization         3,790     4,108     7,490     8,239
  Loss (gain) on disposition of
   assets                                 607        (2)      663       (20)
                                     --------  --------  --------  --------
    Total operating expenses           45,633    41,965    88,223    82,665
                                     --------  --------  --------  --------
    Income from operations              8,945     8,048    16,104    14,519
                                     --------  --------  --------  --------

Other expenses
Interest expense, net of amounts
 capitalized                              (60)     (181)     (145)     (400)
                                     --------  --------  --------  --------
    Total other expense                   (60)     (181)     (145)     (400)
                                     --------  --------  --------  --------

    Income before income taxes          8,885     7,867    15,959    14,119
Provision for income taxes             (3,190)   (2,768)   (5,689)   (4,977)
                                     --------  --------  --------  --------
    Net income                       $  5,695  $  5,099  $ 10,270  $  9,142
                                     ========  ========  ========  ========

Earnings per share of common stock
  Net income
    Basic                            $   0.33  $   0.30  $   0.60  $   0.54
    Diluted                          $   0.32  $   0.29  $   0.58  $   0.53

Weighted average number of common
 shares and potential common shares
 outstanding
  Basic                                17,259    16,894    17,235    16,858
  Diluted                              17,579    17,302    17,560    17,250

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except shares)

                                                   June 30,    December 31,
                                                     2016          2015
                                                 ------------  ------------
                                                  (Unaudited)
ASSETS
Current assets
  Cash and cash equivalents                      $     19,296  $     21,164
  Receivables, net                                      3,803         3,729
  Income taxes receivable                               1,839           611
  Inventories                                           2,898         2,881
  Prepaid expenses                                      3,769         3,402
                                                 ------------  ------------
    Total current assets                               31,605        31,787
                                                 ------------  ------------
Property and equipment
  Land                                                 29,549        29,549
  Land improvements                                     6,701         6,701
  Buildings                                           152,246       150,966
  Buildings improvements                               24,503        23,255
  Furniture and equipment                             134,063       134,704
  Construction in progress                             46,249        37,424
  Leasehold improvements                                1,347         1,347
                                                 ------------  ------------
                                                      394,658       383,946
  Less accumulated depreciation and amortization     (184,266)     (180,792)
                                                 ------------  ------------
    Net property and equipment                        210,392       203,154
                                                 ------------  ------------
Other assets
  Goodwill                                             25,111        25,111
  Intangible assets, net                                5,617         6,200
  Deferred income taxes                                 7,415         7,415
  Other assets, net                                     1,027         1,179
                                                 ------------  ------------
    Total other assets                                 39,170        39,905
                                                 ------------  ------------
    Total assets                                 $    281,167  $    274,846
                                                 ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt              $          -  $     40,900
  Accounts payable                                      8,002         6,747
  Construction accounts payable                         1,406         1,407
  Accrued expenses                                     20,591        21,873
                                                 ------------  ------------
    Total current liabilities                          29,999        70,927
                                                 ------------  ------------
Long-term debt                                         35,000             -
                                                 ------------  ------------
    Total liabilities                                  64,999        70,927
                                                 ------------  ------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                           -             -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   17,316,338 outstanding at June 30, 2016;
   17,202,699 outstanding at December 31, 2015            191           191
  Additional paid - in capital                         22,630        22,728
  Treasury stock, 1,779,962 shares at June 30,
   2016; 1,893,601 shares at December 31, 2015        (24,327)      (26,404)
  Retained earnings                                   217,674       207,404
                                                 ------------  ------------
    Total stockholders' equity                        216,168       203,919
                                                 ------------  ------------
    Total liabilities and stockholders' equity   $    281,167  $    274,846
                                                 ============  ============

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
               RECONCILIATIN OF ADJUSTED EBITDA TO NET INCOME
                          (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

                                     Three Months Ended   Six Months Ended
                                          June 30,            June 30,
                                     ------------------  ------------------
                                       2016      2015      2016      2015
                                     --------  --------  --------  --------
         Adjusted EBITDA (1)         $ 13,765  $ 12,483  $ 24,807  $ 23,358
Expenses:
  Stock based compensation               (423)     (329)     (550)     (620)
  Depreciation and amortization        (3,790)   (4,108)   (7,490)   (8,239)
  Interest expense, net of amount
   capitalized                            (60)     (181)     (145)     (400)
  Gain (loss) on disposition of
   assets                                (607)        2      (663)       20
  Provision for income taxes           (3,190)   (2,768)   (5,689)   (4,977)
                                     --------  --------  --------  --------
    Net income                       $  5,695  $  5,099  $ 10,270  $  9,142
                                     ========  ========  ========  ========
(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.
    This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700
dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com